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                              ARMOR HOLDINGS, INC.
                           1400 Marsh Landing Parkway
                           Jacksonville, Florida 32250

                                  July 26, 2003



Mr. Warren B. Kanders
Two Soundview Drive
Greenwich, Connecticut 06830

Dear Warren:

                  This letter agreement will amend the letter agreement (the "Employment Letter") dated as of January 1, 2002 between you and Armor Holdings, Inc. (the "Company"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Letter. Except as expressly modified by this letter agreement, the Employment Letter shall remain in full force and effect.

         For the remainder of the Term, Kanders shall, in addition to the duties set forth in the Employment Letter, serve as the Chief Executive Officer of the Company and shall perform all duties commensurate with his position and as may be assigned to him by the Board of Directors of the Company and subject to the control of the Board of Directors of the Company.

         Effective as of April 9, 2003, the Company shall pay to Kanders, and Kanders shall accept from the Company, as compensation for the performance of services under this letter agreement and the Employment Letter, a salary of $525,000 per year (the "Base Compensation"). The Base Compensation shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts. In addition to the Base Compensation, the Employee may, in the sole and absolute discretion of the Compensation Committee of the Board of Directors of the Company, be entitled to incentive compensation which may, among other things, be based upon the Company's performance and the Employee's performance, all as determined in the sole and absolute discretion of the Compensation Committee of the Board of Directors of the Company. Upon the termination of the Employment Letter by Kanders due to the occurrence of a "change in control", or upon the termination of the Employment Letter by the Company pursuant to Section 8(d) thereof, Kanders shall be entitled to receive, in one lump sum, within 5 business days of the occurrence of such "change in control" or termination by the Company pursuant to Section 8(d), as the case may be, the greater of (i) his Base Compensation to the end of the Term, or (ii) twice the Employee's annual Base Compensation (any such payment is referred to as the "Termination Payment"), and such Termination Payment shall be subject to withholding for applicable taxes and other amounts. Notwithstanding anything to the contrary contained herein, in the event that Kanders has breached his obligations under Sections 5 or 6 of the Employment Letter, then Kanders shall immediately repay to the Company the full amount of the gross Termination Payment before taking into account any withholdings for applicable taxes and other amounts.

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Mr. Warren B. Kanders
July 26, 2003
Page 2


         In addition to the compensation set forth above, effective as of the date hereof for the remainder of the Term, the Company shall provide Kanders with a non-accountable supplemental benefit allowance equal to 7.5% of Base Compensation per year.

         In addition to the foregoing, Kanders shall be entitled to receive (i) a stock grant of 200,000 shares of the Company's Common Stock, 66,666 shares of which shall vest on the date the closing price of the Company's Common Stock on the New York Stock Exchange (or such other stock market or exchange as the Common Stock shall then be traded on) shall equal $20 per share or more; provided, that, such $20 price per share is attained within three years of the date hereof, and maintained for five consecutive trading days, and the remaining shares shall vest in 24 equal monthly installments following such date, and (ii) options to purchase 300,000 shares of the Company's Common Stock at an exercise price of $14.32 per share, the closing price of the Company's Common Stock on Friday, July 25, 2003, which shall vest in three annual installments of 100,000 shares commencing on the first anniversary of the date hereof, each of the above to be subject to the terms and conditions of Section 4 of the Employment Letter applicable to the awards described therein and which awards shall be upon the terms and conditions as more fully set forth in a separate agreement between the Company and Kanders.

         If you are in agreement with the foregoing, please so indicate by signing in the space indicated below and returning a fully executed copy of this letter to us.

                                                     Very truly yours,

                                                     ARMOR HOLDINGS, INC.


                                                     By:
                                                          ----------------------
                                                           Name:
                                                           Title:

ABOVE AGREED TO AND ACCEPTED:


-------------------------------------
            Warren B. Kanders